Exhibit 23.2
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Harmonic Inc. of our report dated October 15, 2007 relating to the financial statements of Rhozet Corporation, which appears in the Current Report on Form 8-K/A of Harmonic Inc. dated October 15, 2007.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
San Jose, California October 23, 2008